Exhibit 99.1

Bruker Corporation Appoints William J. Knight to Chief Operating Officer and Brian P. Monahan to Chief Financial Officer

BILLERICA, Mass. — November 9, 2009 (BUSINESS WIRE)  —  Bruker Corporation (NASDAQ: BRKR) today announced that its Board of Directors has appointed Bill Knight to Chief Operating Officer (COO) and Brian Monahan to Chief Financial Officer (CFO), with an effective date of February 1st, 2010.  Presently, Bill Knight is serving as CFO, and Brian Monahan is serving as Chief Accounting Officer of Bruker Corporation.

Frank Laukien, Bruker’s President and CEO, stated: “Bruker has a 49 year proud history of technology leadership and customer-focused product innovation.  Going forward, we believe that the combination of continued innovation and an increased focus on operational excellence will drive margin expansion, balance sheet metrics and cash flow for increasing shareholder value.  In order to drive our operational excellence initiative, we have created the new position of Chief Operating Officer at Bruker Corporation.”

He continued: “Today, we are very pleased to announce the promotion of two extremely capable individuals to expanded responsibilities.  Over the past five years, Bill Knight has demonstrated strong financial and operational leadership at Bruker, and in his newly-created COO role Bill will lead and fully focus on our operation excellence initiative.  Brian Monahan has been a key leader and contributor in our finance organization over the past five years, and we believe he is an excellent choice to succeed Bill as our CFO.”

Biographies

Mr. Knight joined Bruker Corporation as CFO and Treasurer in October 2004.  At Bruker, Mr. Knight is also the President of the Bruker Detection business in the United States.  Before joining the Company, Mr. Knight served as an operations-focused CFO in several public companies, and was a founder of ATI Technologies, an analytical instruments company, where he had both financial and operational responsibilities.  Mr. Knight served as CFO of Anika Therapeutics, Inc., from 2002 to 2004.  He served as CFO of Zycos, Inc., a developer of DNA-based therapeutic products, from 2000 to 2002, and as CFO of NMT Medical, Inc., a provider of cardiovascular and neurological medical devices, from 1998 to 2000.  Mr. Knight is a Certified Public Accountant and holds a B.B.A. in Accounting from the University of Wisconsin.

Mr. Monahan joined Bruker Corporation as the Corporate Controller in April 2004 and was appointed Chief Accounting Officer and Vice President of Finance in March 2009. In addition to his corporate responsibilities, Mr. Monahan has served in both financial and operational roles in the Bruker Daltonics division, where he has been an Executive Vice President of Bruker Daltonics since November 2006 and General Manager of the Americas since July 2008.  From January 2005 to November 2006, Mr. Monahan was Vice President of Finance for Bruker Daltonics, and from July 2004 to January 2005 he was Assistant Vice President of Finance for Bruker Daltonics.  Before joining the Company, from 2002 through 2004, Mr. Monahan served as the Manager of Accounting and Financial Reporting at Fisher Scientific International, Inc., and as an audit manager for PricewaterhouseCoopers LLP from 1999 through 2002.  Mr. Monahan is a Certified Public Accountant and holds a B.S. in Accounting from the University of Massachusetts.

ABOUT BRUKER CORPORATION

Bruker Corporation is a leading provider of high-performance scientific instruments and solutions for molecular and materials research, as well as for industrial and applied analysis. For more information about Bruker Corporation, please visit www.bruker.com.

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties, that could cause actual future results to differ materially from those projected including, but are not limited to, risks and uncertainties relating to adverse changes in conditions in the global economy and volatility in the capital markets, the integration of businesses we have acquired or may acquire in the future, changing technologies, product development and market acceptance of our products, the cost and pricing of our products, manufacturing, competition, dependence on collaborative partners and key suppliers, capital spending and government funding policies, changes in governmental regulations, realization of anticipated benefits from economic stimulus programs, intellectual property rights, litigation, and exposure to foreign currency fluctuations and other risk factors discussed from time to time in our filings with the Securities and Exchange Commission. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our recent Proxy Statements on Schedule 14A, our annual report on Form 10-K for the year ended December 31, 2008, our most recent quarterly reports on Form 10-Q and our current reports on Form 8-K. We expressly disclaim any intent or obligation to update these forward-looking statements other than as required by law.

Source: Bruker Corporation

FOR FURTHER INFORMATION:	Stacey Desrochers, Director of Investor Relations
Tel: +1 (978) 663-3660, ext. 1115
Email: stacey.desrochers@bruker.com